Exhibit 11.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 31, 2021, with respect to our audits of the consolidated balance sheets of Modiv Inc. (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended, the related notes to such financial statements and Schedule III - Real Estate Assets and Accumulated Depreciation and Amortization, incorporated by reference in this Form 1-A Regulation A, Offering Statement dated June 28, 2021 for the registration of up to $75,000,000 of shares of the Company’s Class C common stock.

/s/ Baker Tilly US, LLP

Irvine, California
June 28, 2021